UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 3, 2006

RASER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

UTAH	0-306567	87-0638510
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(801) 765-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As reported on a Current Report on Form 8-K of Raser Technologies, Inc. (“Raser”) filed on July 7, 2006, on July 3, 2006 the Compensation Committee of the Board of Directors (the “Board”) of Raser approved a new compensation program (the “Plan”) for its outside directors. The purpose of this Current Report on Form 8-K/A is to amend the previously filed Current Report on Form 8-K to correct and supplement the disclosure relating to the Plan, and include as an exhibit the form of award agreement to be used in connection with stock awards granted pursuant to the Plan.

In the previously filed Current Report on Form 8-K, the first sentence of the second paragraph states “[c]urrent outside directors are allowed to transition to the new plan by making an election within 30 days of the plan’s adoption by the Shareholders or the Annual Meeting of Shareholders in subsequent years.” In fact, current outside directors are allowed to transition to the new plan within 30 days of the Plan’s initial adoption by the Compensation Committee of the Board or the Annual Meeting of Shareholders in subsequent years.

In addition, the 2006 stock award under the Plan will be 10,600 shares per director participant. The 10,600 shares awarded under the Plan are scheduled to vest on June 27, 2007, provided that the director participant is a director in good standing through the earlier of June 27, 2007 or the date of the Annual Meeting of Shareholders in 2007. Stock awards under the Plan are granted and issued under Raser’s Amended and Restated 2004 Long-Term Incentive Plan. Outside directors who elect to participate in the Plan are required to enter into an award agreement with Raser. The full text of the form of award agreement is attached hereto as Exhibit 10.20 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.20	Form of Award Agreement for Outside Directors under the Amended and Restated 2004 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2006

Raser Technologies, Inc.

By:	/s/ William Dwyer
Name:	William Dwyer
Title:	Chief Financial Officer

Exhibit No.	Description

10.20	Form of Award Agreement for Outside Directors under the Amended and Restated 2004 Long-Term Incentive Plan